                                                                    Exhibit 13.1

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D.C.

                                    FORM F-2

                     ANNUAL REPORT UNDER SECTION 13 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                          FDIC CERTIFICATE No. 19702-5

                      THE GLASTONBURY BANK & TRUST COMPANY

                    Incorporated in the State of Connecticut

                 I.R.S. Employer Identification No. 06-0363160

                                2461 MAIN STREET
                         GLASTONBURY, CONNECTICUT 06033
                          Telephone No. (860) 633-4695

             Securities Registered Under Section 12(b) of the Act:
                                      None

             Securities Registered Under Section 12 (g) of the Act:

                                  Common Stock
                          (par value $2.50 per share)
             1,829,920 Shares Outstanding (as of December 31, 1996)

                 Name of Exchange on which class is registered:
                             Nasdaq SmallCap Market

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding
 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90
                         days.  YES    X     NO
                                   --------    --------

         Aggregate Market Value of the Voting Stock as of March 3, 1997
                                  $31,108,640

                      DOCUMENTS INCORPORATED BY REFERENCE

 Portions of the registrants definitive Proxy Statement dated April 1, 1997 are incorporated by reference into Part I (item 4) and Part III (items 9 and 10).

The 1996 Annual Report to Shareholders is incorporated by reference into Part II
                   (item 5,6,7,and 8) and Part IV (item 11).

 Portions of the Bank's Registration Statement on Form F-1 dated April 29, 1992 are incorporated by reference into Part IV (item 11).

                                     PART I
                                     ------

                                     ITEM 1
                                     ------
                                    BUSINESS
                                    --------

(a) The Glastonbury Bank and Trust Company (the "Bank") was organized as a Connecticut state-chartered commercial bank with full trust powers on September 19, 1919. Its primary regulators are the commissioner of Banking of the State of Connecticut and the Federal Deposit Insurance Corporation (the "FDIC").

     The Bank owns an insurance agency subsidiary, GBT Insurance Group, Inc. (formerly The Glastonbury Company), which was organized on January 1, 1924, pursuant to Connecticut law.

     The Bank has a single class of equity securities; Common Stock, par value $2.50 per share. There are 2,000,000 shares of Common Stock authorized by the Bank. As of December 31, 1996, there were 1,829,920 shares of common stock issued and outstanding, and the Bank had 567 holders of record of its Common Stock.

(b)  (1)   The Bank and its subsidiary provide comprehensive deposit, loan, investment, and insurance products and services to small and medium-sized businesses, professionals and individuals in its primary and secondary markets. Additionally, the Bank provides trusts services through an affiliation with the trust division of Peoples Savings Bank of New Britain. In 1995, the Bank agreed to sell its remaining trust relationships to Peoples Savings Bank of New Britain (Connecticut) and to receive compensation for referring future trust business. The Bank will continue to maintain its trust powers under this agreement.

           The deposits of the Bank are insured by the FDIC to the maximum extent allowed by law.

           The Bank conducts business from nine branches including its Main Office located at 2461 Main Street, Glastonbury, Connecticut, and eight other branch facilities in the towns of Colchester (1), East Hartford (1), Glastonbury (2), Portland (1), Rocky Hill (1), South Glastonbury (1) and Wethersfield (1).

           The Bank has defined its secondary market area to include the following towns in Connecticut: Columbia, Cromwell, East Haddam, East Hampton, Hebron, Lebanon, Manchester, Marlborough, Middletown, Newington and Salem.

           Individuals and businesses in the Bank's primary and secondary markets are served by many aggressive financial institutions (commercial banks, savings banks, savings and loan associations, credit unions and investment and insurance firms). Many residents work in the Greater Hartford, Greater Middletown or New London/Norwich areas and have access to an even broader base of banking services. There are over 15 financial institutions serving the primary marketplace serviced by the Bank. The dominant banking competitors in our market include: Fleet Bank, Bank of Boston, Mechanics Savings Bank, First Federal Savings, Savings Bank of Manchester, American Savings Bank, and Webster Bank.

           The consolidation trend continued in the Bank's market area in 1996. Following the merger of Fleet Bank of Connecticut (a subsidiary of the Fleet Financial

           Group, Providence, RI) and Shawmut Bank NA of Connecticut (a subsidiary of Shawmut Corp., Boston, MA), Webster Bank (a subsidiary of Webster Financial Corporation, Waterbury, CT) acquired Derby Savings of Ansonia, CT, and First Union of Charlotte, NC acquired Center Bank Waterbury, CT. In 1995, Webster Bank purchased the Hartford area branches of Shawmut Bank, including one branch in Glastonbury. There was one Derby Savings branch located in Glastonbury that was merged into the one Webster branch. Webster's entry into the Bank's market area is not expected to negatively impact the Bank's market share. At June 30, 1996, the Bank had over a 20% deposit market share in Glastonbury.

           In May 1996, the FDIC terminated the Bank's Cease and Desist Order (the "Order"), which had been in effect since September 1993. The termination of the Order, among other things, lowered noninterest expenses, particularly FDIC insurance premiums, and allowed the Bank to devote greater resources to redesigning products and enhancing customer service.

     (2) No material portion of the Bank's deposits were obtained from a single person. The Bank and its Board of Directors are aware of a concentration of loans (direct and indirect) as defined by FDIC concentration guidelines. Please see Notes to Consolidated Financial Statements, Note 4 "Loans" for a discussion regarding the issue of concentration as it relates to loans. The Bank anticipates no losses from such concentrations.

     (3) The Bank conducts substantially the same business operations and services as any independent commercial bank with full trust powers. Through its nine branches and ATM (Automated Teller Machine) system, the Bank offers the following products and services:

               Consumer services: Checking accounts, savings accounts, certificates of deposit, individual retirement accounts, automobile loans, home equity loans, mortgage loans, student loans, other personal loans, INVEST investment (brokerage) services, trust services, money orders, travelers checks, welfare check cashing services, safety deposit boxes, funds transfer services, ATM services, point-of-sale ATM card services, notary services, direct deposit, telephone transfer services, fax services, electronic tax return filing, ACH origination services, account reconciliation services and education seminars.

               Commercial services: In addition to the above list, other commercial services include: treasury tax and loan services, cash management programs, commercial mortgages, SBA loans, equipment loans, other business loans, SEP-IRAs plan services, night depository services, ACH origination services, account reconciliation services, checking account programs that meet the criteria of IOLTA/IORETA (attorneys' client trust funds) requirements, and merchant processing services.

           GBT Insurance Group, Inc., the Bank's insurance agency subsidiary, offers consumers and businesses a broad selection of property and casualty insurance and is licensed to sell most other lines of insurance such as life, disability and health insurance. In the first quarter of 1997, the agency entered into a management agreement with the Louis Levine Agency of Waterford, Connecticut.

           Under the terms of the agreement, the Levine Agency will manage the property and casualty operation of GBT Insurance Group, including providing state-of-the-art automation, appointment of insurance carriers, and personnel management. GBT Insurance Group expects to offer life and health products by mid-1997 under a similar management alliance.

           To enhance the Bank's residential lending products and service, the Bank, in November 1996, entered into an agreement with the Mortgage Service Center of New England ("MSCNE"), a division of Chittenden Corporation of Burlington, Vermont. MSCNE will originate, process, and service residential 1-4 family mortgage loans on behalf of the Bank, including FHA, VA, CHFA loans as well as other loan programs to meet the credit needs of consumers in the Bank's market area. This alliance with MSCNE has enabled the Bank to offer a complete array of residential mortgage products, without the cost of developing a full-scale residential mortgage operation.


     (4) The Bank holds no patents, franchises, concessions, or licenses (other than those required by regulatory authorities) which are material to the business of the bank and its subsidiary.

     (5)   (i)   The Bank conducts research activities related to customer
                 product needs and identification of potential markets for the Bank's products. The cost of such research is considered to be necessary and customary given the size of the Bank and its market area. These costs were not considered to be material.

           (ii) The Bank's introduction of new products or business lines during the past two fiscal years has not required a material investment of total assets of the Bank. The level of investment in new products (or the redesign of existing products) and the introduction of new business lines is considered to be appropriate for the ongoing development of the Bank.

           (iii) No employees are engaged in full-time market research or development activities.

     (6) There were no material effects on the Bank, either monetary or otherwise, due to compliance with Federal, State or Local provisions which have been enacted or adopted to regulate the discharge of material into the environment.

     (7) The Bank and its subsidiaries employed 132 persons (110 full-time and 22 part-time) or 123 full time equivalents as of December 31, 1996. The Bank does not anticipate a material change in the number of employees in the next year; only steady growth in the ordinary course of business.

     (8) No material portion of the Bank's business is subject to seasonal fluctuations. There are no other material areas peculiar to the Bank's business or the business of its subsidiary.

                                    ITEM 2
                                    ------
                                  PROPERTIES
                                  ----------

The following table summarizes the Bank's locations as of December 31, 1996.


                                           Leased/    Leased
Location - Town Address                     Owned   Expiration
-----------------------                    -------  ----------

Glastonbury - (2461 Main Street)            Owned

East Hartford - (29 Main Street)            Leased        2000

Colchester - (64 Norwich Avenue)            Owned

Portland - (255 Main Street)                Leased        1999

Rocky Hill - (38 Town Line Road)            Leased        1997

Glastonbury - (730 Hebron Avenue)           Leased        2003

Glastonbury - (Welles Street)               Leased        2006

South Glastonbury - (901 Main Street)       Leased        1999

Wethersfield - (171 Silas Deane Highway)    Leased        1998


Additional information related to lease terms and rental expense appear in the Notes to Consolidated Financial statements Note 9, "Lease Commitments," on page 28 of the 1996 Annual Report to Shareholders and is incorporated herein by reference.


                                     ITEM 3
                                     ------
                               LEGAL PROCEEDINGS
                               -----------------

Due to the nature of its business, the Bank may be subject to legal actions which arise out of the normal course of its business. Based on information presently available and advice received from legal counsel representing the Bank in connection with such claims and lawsuits, it was the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank. Management's opinion extends to a lawsuit brought against the Bank and seven directors on or about November 1, 1995 by a former director of the Bank, Henry J. Stone, Jr., and contemporaneously, by Mr. Stone's wife, Merriam March. Both suits allege misconduct by the directors in connection with a proposed acquisition offer received by the Bank in 1994.

Mr. Stone's suit sought damages directly from the Bank and the directors to be paid to Mr. Stone. Mr. Stone also sought to be returned to the Bank's Board of Directors despite his resignation in May of 1995. The damages portion of the suit was dismissed by the Connecticut Superior Court, and Mr. Stone has not taken an appeal from that dismissal. His action to be returned to the Board remains, and the Bank intends to continue to vigorously oppose Mr. Stone.

Among other things, the Bank's Board is elected annually, and Mr. Stone was neither nominated as a director nor did he seek election at the shareholders meeting in 1996, a year after his resignation and the shareholders meeting at which he should have been seated on the Board.

Ms. March's suit does not seek damages from the Bank and the directors to be paid to Ms. March herself. Rather, it is a "derivative suit" in which she, as a shareholder, has sued the directors of the Bank on behalf of the Bank for damages they have allegedly caused to the Bank. Because the suit is "derivative", any monetary judgment obtained by Ms. March would be paid by the directors to the Bank. Thus, although the Bank considers her suit without merit, the Bank would nonetheless be benefitted in the event Ms. March's suit were to succeed.

The derivative action by Ms. March seeks approximately $11.7 million in money damages from the directors. However, the Bank's Certificate of Incorporation, which tracks the language of Connecticut banking law, limits the personal liability of directors to the Bank and its shareholders to an amount equal to one year of the director's compensation. This limitation is inoperative only when the director (1) has committed a knowing and culpable violation of the law,
(2) has obtained improper personal economic gain, (3) has shown a lack of good faith and a conscious disregard of duty with an unjustifiable risk to the bank,
(4) has sustained an unexcused pattern of inattention amounting to an abdication of duty, or (5) has violated state banking law. Therefore, unless one of the exceptions above applies, the Bank's recovery from the directors will be limited to one year of each director's compensation. Although Ms. March has alleged that some of the exceptions apply here, the Bank believes that they do not and the directors are defending themselves accordingly.

Under Connecticut law, the Bank is required in some cases, and is permitted in others, to "indemnify", or reimburse, its directors from damages and costs incurred by them in connection with litigation brought against them in their official capacities at the Bank. If the director is wholly successful in the suit, the Bank must indemnify him. If the director conducted himself in good faith, and he or she reasonably believed his or her conduct to have been in the best interests of the Bank, then the Bank may indemnify the directors. If the Bank does not choose to indemnify a director, he or she can apply to the court for an order of indemnification. These rules apply whether the suit is finally adjudicated or settled earlier. In addition, the Bank may advance expenses of a director involved in Bank litigation upon certain conditions. In the Stone and March cases, a special committee of non-defendant directors of the Bank has determined that the directors are likely to be entitled to indemnification and that circumstances are appropriate to advance their expenses.

In summary, the Stone lawsuit has been dismissed in its entirety except for the count which requests that Mr. Stone be re-seated on the Bank's Board of Directors. No monetary relief is sought in connection with that claim. In the March suit, any damages that the court may order the defendant directors to pay (the Bank believes this to be unlikely and, in any event, limited to one year's compensation from each director) would be paid to the Bank. At that point, the Bank would determine whether or not it can or may reimburse the defendant directors, essentially returning to them, in whole or in part, the damages paid to the Bank. The Bank's principal monetary exposure, therefore, is from the attorney's fees that it and its directors have incurred and will continue to incur until the suits are resolved. Although some of that exposure may be recoverable through insurance coverage, thus far the relevant insurers have claimed that these suits are excluded from their coverage. Through December 1996, the Bank had accrued for all expenses incurred for attorneys' fees and related costs in connection with the suit, including the advancing of such fees for the defendant directors.

As of December 1996, preliminary motions have been completed and the parties are engaging in mutual discovery efforts. The timing for trial is unpredictable due to court scheduling uncertainties, but the Bank currently expects that a trial will commence earlier than late 1998. The amount of additional legal fees to be incurred by the Bank will depend upon the scope of the plaintiff's discovery efforts, whether the suits actually go to trial, and other variables.


                                     ITEM 4
                                     ------
                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                -----------------------------------------------
                                 AND MANAGEMENT
                                 --------------

The information required by this item appears in the Bank's Proxy Statement dated April 1, 1997 on pages 2-3 under the captions "Principal Holders" and "Election of Directors" which is incorporated herein by reference.


                                    PART II
                                    -------

                                     ITEM 5
                                     ------
                     MARKET FOR THE BANK'S COMMON STOCK AND
                     --------------------------------------
                        RELATED SECURITY HOLDER MATTERS
                        -------------------------------


(a) At the present time, McConnell, Budd & Downes; Tucker, Anthony, Inc; and Ryan Beck & Co. are market makers for the Bank's Common Stock. On July 18, 1996, the Bank's common stock began trading on the Nasdaq SmallCap Market under the symbol "GLBT." Previously, the Bank's stock was traded on the OTC bulletin board and in the "pink sheets" as indicated by the asterisk ("*"). The following are quoted bid prices for the Bank's stock as reported by Nasdaq where applicable and by Ryan, Beck & Co. where applicable, as of the dates indicated:

                                       Bid
                                      -----
                      Date         Low     High
                   --------       -----   ------

                    3/31/95 *       7.70    7.75
                    6/30/95 *       7.25   7.625
                    9/30/95 *       7.25   10.50
                   12/31/95 *       7.50   9.875
                    3/31/96 *       8.50    9.25
                    6/30/96 *      9.125   10.25
                    9/30/96        10.00  10.875
                   12/31/96       10.125   13.25

(b) As of March 15, 1997, the Bank had 558 shareholders of its common stock. This does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

(c) The Bank declared a $0.07 cash dividend per common share in the second, third, and fourth quarters of 1996 and declared a "special" cash dividend of $0.07 per common share payable on December 15, 1996. No dividends were declared or paid in 1995.

As a state capital stock bank subject to Connecticut banking law, the Bank may not declare a cash dividend on its common stock in an amount in excess of its net profits (as defined by state statute) for the year in which the dividend is declared plus its retained net profits from the prior two years. The Bank may not declare or pay a cash dividend or repurchase any of its outstanding shares if the effect thereof would reduce its capital below the capital required by federal and state regulations.

                                     ITEM 6
                            GLASTONBURY BANK & TRUST
                            SELECTED FINANCIAL DATA
                 (IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)


                                                                 YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------
                                                    1996       1995       1994       1993       1992
                                                  ---------  ---------  ---------  ---------  ---------

Interest income.................................  $ 17,461   $ 16,518   $ 15,453   $ 16,136   $ 17,580
Interest expense................................     7,742      6,892      5,937      6,392      7,488
                                                  --------   --------   --------   --------   --------
Net interest income.............................     9,719      9,626      9,516      9,744     10,092
Provision (benefit) for loan losses.............       675       (213)     1,789      3,847      3,587
                                                  --------   --------   --------   --------   --------
Net interest income after provision
  (benefit) for loan losses.....................     9,044      9,839      7,727      5,897      6,505
Other operating income..........................     3,197      3,135      4,043      4,045      3,670
Other operating expense.........................    10,473     10,197     11,225     12,606     10,898
(Recovery) loss on National Premium CD Program..        --       (410)     1,370         --         --
Loss on bulk sale of loans......................        --      2,045         --         --         --
                                                  --------   --------   --------   --------   --------
Income (loss) before income taxes and
  accounting change.............................     1,768      1,142       (825)    (2,664)      (723)
Income tax (benefit) provision..................      (757)      (500)        35         65         76
                                                  --------   --------   --------   --------   --------
Income (loss) before accounting change..........     2,525      1,642       (860)    (2,729)      (799)
Cumulative effect of change in accounting for
  income taxes..................................        --         --         --         52         --
                                                  --------   --------   --------   --------   --------
Net income (loss)...............................  $  2,525   $  1,642   $   (860)  $ (2,677)  $   (799)
                                                  ========   ========   ========   ========   ========

Per share data:
  Earnings (loss) before accounting change......  $   1.38   $   1.22   $  (0.67)  $  (2.12)  $  (0.62)
  Cumulative effect of accounting change........        --         --         --       0.04         --
                                                  --------   --------   --------   --------   --------
Earnings (loss) per share.......................  $   1.38   $   1.22   $  (0.67)  $  (2.08)  $  (0.62)
                                                  ========   ========   ========   ========   ========

Dividends.......................................  $   0.28   $   0.00   $   0.00   $   0.05   $   0.20
Book value per share (as of period end).........      9.22       8.18       6.23       8.57      10.70

Balance sheet data as of period end:
  Loans (net of unearned income)................  $148,733   $141,965   $130,790   $147,736   $164,742
  Other earning assets..........................    80,521     70,773     68,654     58,400     44,391
  Total assets..................................   248,598    229,774    218,292    228,981    238,499
  Interest-bearing deposits.....................   172,606    157,487    159,460    168,695    185,568
  FHLB borrowing................................    21,000     23,000     13,000     14,000      5,000
  Stockholders' equity..........................    16,869     14,974      8,040     11,054     13,796

                                   ITEM 7
                                   ------
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                            AND RESULTS OF OPERATION
                            ------------------------

The response to this item is included on pages 3-14 under the caption "Management's Discussion and Analysis and Results of Operations" contained in the Bank's 1996 Annual Report which is incorporated herein by reference.

In addition, the Supplemental Statistical Information similar to SEC Guide 3 required by 12 C.F.R. Section 335.312, Item 7, Instruction 7, is included on the following pages.

Average Balance Sheets, Net Interest Income and Interest Rates
====================================================================================================================================



The table presents the Bank's daily average balance sheets and the components: net interest income, net interest spread net interest margin and interest rate for the year ended
December 31, 1996. Daily average loans outstanding include nonaccruing loans.

                                                          1996                        1995                        1994

                                                        Interest                    Interest                    Interest
                                                         Income/                     Income/                     Income/
                                               Average   Expense  Yield/   Average   Expense   Yield/   Average   Expense Yield/
                                               Balance   (000's   Rate     Balance   (000's    Rate     Balance   (000's  Rate
                                                         omitted)                    omitted)                    omitted)
                                              ---------------------------- -------------------------- --------------------------
ASSETS

      Interest bearing balances due from
          depository institutions               $3,795      $210  5.53%        $590       $11  1.86%    $    -    $    -

      Federal funds sold                         1,658        92  5.55%         774        58  7.49%     3,178       119  3.74%

      Securities:
        Taxable                                 67,223     4,257  6.33%      66,139     4,164  6.30%    62,739     3,627  5.78%
        Tax-Exempt                                 349        18  5.16%         198        15  7.58%       200        19  9.50%
                                              -------------------          -------------------        -------------------
      Total                                     67,572     4,275  6.33%      66,337     4,179  6.30%    62,939     3,646  5.79%
                                              -------------------          -------------------        -------------------

      Loans (net of unearned income)           145,068    12,884  8.88%     135,361    12,270  9.06%   136,821    11,688  8.54%

      Total interest-earning assets            218,093    17,461  8.01%     203,062    16,518  8.13%   202,938    15,453  7.61%
                                              -------------------          -------------------        -------------------

      Cash and non-interest bearing balances
          due from depository institutions       7,816                        7,729                      8,963

      Loan loss reserve                         (3,275)                      (4,628)                    (4,578)

      Premises and fixed assets - net            7,552                        7,933                      8,386

      Other real estate owned                      321                        1,018                      3,132

      Accrued interest receivable                1,361                        1,384                      1,535

      Other assets                               2,313                        1,976                      2,360
                                              ---------                    ---------                  ---------

      Total                                   $234,181                     $218,474                   $222,736
                                              =========                    =========                  =========



                                                          1996                        1995                        1994

                                                        Interest                    Interest                    Interest
                                                         Income/                     Income/                     Income/
                                               Average   Expense  Yield/   Average   Expense   Yield/   Average   Expense Yield/
                                               Balance   (000's   Rate     Balance   (000's    Rate     Balance   (000's  Rate
                                                         omitted)                    omitted)                    omitted)
                                              ---------------------------- -------------------------- --------------------------
LIABILITIES

      Interest-bearing deposits:
        Savings, NOW, and money
             market accounts                   $79,301    $1,797  2.27%     $84,211    $1,903  2.26%   $96,703    $2,126  2.20%
        Time deposits                           83,830     4,638  5.53%      73,691     3,997  5.42%    69,407     3,069  4.42%
                                              -------------------          -------------------        -------------------
      Total interest-bearing deposits          163,131     6,435  3.94%     157,902     5,900  3.74%   166,110     5,195  3.13%

      Other borrowings:
        Federal Home Loan Bank borrowings       23,356     1,306  5.59%      17,262       899  5.21%    15,167       742  4.89%
                                                                                                      -------------------
        Securities sold under agreements
             to repurchase                          25         1  4.00%       1,512        93  6.15%
                                              -------------------          -------------------

      Total interest-bearing deposits
           and other borrowings                186,512     7,742  4.15%     176,676     6,892  3.90%   181,277     5,937  3.28%
                                              -------------------          -------------------        -------------------

      Demand and noninterest
           bearing accounts                     30,705                       29,877                     29,388

      Dividends payable                             33                            -                          -

      Accrued expenses and other liabilities     1,436                        1,682                      1,391
                                              ---------                    ---------                  ---------

      Total deposits, other borrowings
           and other liabilities               218,686                      208,235                    212,056
                                              ---------                    ---------                  ---------

      Stockholders' equity:
        Common stock                             4,575                        3,380                      3,225
        Capital surplus                          6,609                        4,677                      4,498
        Retained earnings                        4,799                        3,501                      3,585
        Net unrealized holding loss on
             securities available for sale        (488)                      (1,319)                      (628)
                                              ---------                    ---------                  ---------
      Total stockholders' equity                15,495                       10,239                     10,680
                                              ---------                    ---------                  ---------

     Total                                    $234,181                     $218,474                   $222,736
                                              ===================          ===================        ===================

     Net interest income                                  $9,719                       $9,626                     $9,516
                                                         ========                     ========                   ========

     Net interest spread   1                                      3.86%                        4.23%                      4.33%
                                                                 =======                      =======                    =======

     Net interest margin   2                                      4.46%                        4.74%                      4.69%
                                                                 =======                      =======                    =======

      1. Net interest spread equals the yield on Total interest earning assets minus the rate on Total interest bearing deposits and other borrowings.

      2. Net interest margin equals Interest income on Total interest earning assets minus Interest expense on Total interest bearing deposits and other borrowings divided by Total interest earning assets.

Rate\Volume Analysis
====================================================================================================================================


The following table reflects the changes for the year ended December 31, 1996 in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro-rated basis.


                                                                                1996

                                                           Increase/         Change Due to:
                                                            Decrease            Rate             Volume
                                                                          (000's omitted)
                                                       --------------------------------------------------------
     Interest income change:

      Interest-bearing deposits                                      $199              $53                $146

      Federal funds sold                                               34              (18)                 52

      Securities:
        Taxable                                                        93               24                  69
        Tax-Exempt                                                      3               (6)                  9
                                                       --------------------------------------------------------
      Total                                                            96               18                  78

      Loans (net of unearned income)                                  614             (252)                866
                                                       --------------------------------------------------------

      Total interest income change                                   $943            ($199)             $1,142
                                                       ========================================================


     Interest expense change:

      Interest-bearing deposits:
        Savings, NOW, and money market accounts                     ($106)              $5               ($111)
        Time deposits                                                 641               81                 560
                                                       --------------------------------------------------------
      Total interest-bearing deposits                                 535               86                 449

      Other borrowings:
        Federal Home Loan Bank borrowings                             407               70                 337
        Securities sold under agreements to repurchase                (92)             (24)                (68)
                                                       --------------------------------------------------------
      Total other borrowings                                          315               46                 269

      Total interest expense change                                   850              132                 718
                                                       --------------------------------------------------------

      Net interest income change                                      $93            ($331)               $424
                                                       ========================================================



Rate\Volume Analysis
================================================================================

The following table reflects the changes for the year ended December 31, 1995 in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro-rated basis.


                                                                                  1995

                                                            Increase/         Change Due to:
                                                            Decrease              Rate              Volume
                                                                           (000's omitted)
                                                       ----------------------------------------------------------
     Interest income change:

      Interest-bearing deposits                                        $11            $     -                $11

      Federal funds sold                                               (61)                68               (129)

      Securities:
        Taxable                                                        537                334                203
        Tax-Exempt                                                      (4)                (4)                 -
                                                       ----------------------------------------------------------
      Total                                                            533                330                203

      Loans (net of unearned income)                                   582                708               (126)
                                                       ----------------------------------------------------------

      Total interest income change                                  $1,065             $1,106               ($41)
                                                       ==========================================================


     Interest expense change:

      Interest-bearing deposits:
        Savings, NOW, and money market accounts                      ($223)               $58              ($281)
        Time deposits                                                  928                729                199
                                                       ----------------------------------------------------------
      Total interest-bearing deposits                                  705                787                (82)

      Other borrowings:
        Federal Home Loan Bank borrowings                              157                 50                107
        Securities sold under agreements to repurchase                  93                  -                 93
                                                       ----------------------------------------------------------
                                                                       250                 50                200

      Total interest expense change                                    955                837                118
                                                       ----------------------------------------------------------

      Net interest income change                                      $110               $269              ($159)
                                                       ==========================================================



Securities Portfolio
====================================================================================================================================


The following table summarizes the carrying amounts of the Bank's securities held to maturity and securities available for sale at December 31, 1996, 1995, and 1994 (in thousands).  No investment securities of a single issuer other than in U.S. Government and its agencies and FHLB stock exceeded 10% of stockholders' equity in the years 1996, 1995 and 1994.

                                                           1996              1995                      1994
                                                    --------------------------------------------------------
Securities held to maturity (at amortized cost):
----------------------------------------------------

US Treasury securities                                       $       -           $    -                $999

US Government agencies                                           7,932            5,434               8,235

US Government mortgage-backed                                   15,077           17,954              26,646

Collateralized mortgage obligations                              5,063            5,160               7,789

State and Municipal bonds                                          185              440                 450

Other bonds                                                        215              281                 333
                                                    --------------------------------------------------------

Total securities held to maturity                              $28,472          $29,269             $44,452
                                                    ========================================================


Securities available for sale (at fair value):
----------------------------------------------------

US Treasury securities                                     $         -           $3,513              $2,939

US Government agencies                                           1,517            4,314               3,034

US Government mortgage-backed                                   15,379           16,895               9,548

Collateralized mortgage obligations                             14,212            9,057               5,812

State and Municipal bonds                                          857                -                   -

Money market mutual funds                                          106                -                   -
                                                    --------------------------------------------------------

Total securities available for sale                            $32,071          $33,779             $21,333
                                                    ========================================================


FHLB Stock                                                      $2,220           $2,023              $1,544
                                                    ========================================================

Trading Securities                                                $458         $      -            $      -
                                                    ========================================================


Securities Portfolio
====================================================================================================================================


The following table presents the contractual  maturities of securities at December 31, 1996, and the weighted average yields of such securities.  The weighted  average  yields were  calculated  based on the cost and  effective  yields to maturity of each  security.

Securities available for sale are presented seperately. Yields are calculated on a tax equivalent basis.


                                                                           Book Value (in thousands)
                                        --------------------------------------------------------------------------------------------

                                             Less           After one         After five
                                             than             through            through             After                 No
                                         one year          five years          ten years         ten years           Maturity
                                        --------------------------------------------------------------------------------------------

Securities held to maturity:
----------------------------------------

US Government agencies                      $   -              $2,000             $5,932         $       -           $      -

US Government mortgage-backed                   -               6,719                643             7,716

Collateralized mortgage obligations             -                   -                949             4,113

State and Municipal bonds                       -                   -                  -               185                  -

Other bonds                                     -                  70                145                 -                  -

FHLB stock                                                                                                              2,220

                                        --------------------------------------------------------------------------------------------

Total/Average weighted yields               $   -   0.00%      $8,789   5.95%     $7,669   7.09%   $12,014   7.10%     $2,220  6.40%

                                        ============================================================================================



Securities available for sale:
----------------------------------------

US Government agencies                       $  -                $513             $1,005           $     -

US Government mortgage-backed                  20               1,872              2,633            10,852

Collateralized mortgage obligations             -                   -              5,840             8,373

State and Municipal bonds                       -                   -                  -               857

Total securities available for sale
                                        --------------------------------------------------------------------------------------------

  (excluding money market mutual funds)       $20   9.50%      $2,385   6.73%     $9,478   6.61%   $20,082   6.59%
                                        ============================================================================================




Loan Portfolio
====================================================================================================================================


Loans at December 31, 1996-1992 were as follows (in thousands):

                                                  1996              1995                    1994             1993              1992
                                           -----------------------------------------------------------------------------------------


Commercial, financial and agricultural                $23,897          $23,541           $23,924          $31,792           $39,792

Real estate-construction                                1,717            1,773             2,093            2,754             3,621

Real estate-mortgage                                  118,707          112,313           101,934          110,132           116,073

Installment and other loans to individuals              4,788            4,634             3,167            3,644             5,973
                                           -----------------------------------------------------------------------------------------


  Gross loans                                         149,109          142,261           131,118          148,322           165,459
                                           -----------------------------------------------------------------------------------------


Less:
  Unearned income                                        (376)            (296)             (328)            (586)             (717)

  Loan loss reserve                                    (3,352)          (3,029)           (4,517)          (4,742)           (4,601)

                                           -----------------------------------------------------------------------------------------


Loans-net                                            $145,381         $138,936          $126,273         $142,994          $160,141
                                           =========================================================================================




Loan Maturity and Interest Rate Sensitivity
============================================================================================================

Commercial, financial and agricultural loans and real estate construction loans at December 31, 1996 are summarized in the following table by maturity distribution and interest rate sensitivity based upon contractual terms (in thousands).  Requests for renewals or extensions are reviewed on an individual basis and granted if deemed appropriate.  Such extensions, however, do not materially alter the anticipated maturity schedule as reported.


                                                   One year        After one               After
                                                    or less        Thru five          five years
                                         --------------------------------------------------------


Commercial, financial and agricultural:              $5,360           $9,007              $9,530

Real estate-construction:                             1,717                -                   -
                                         --------------------------------------------------------
                                                     $7,077           $9,007              $9,530
                                         ========================================================


                                              Fixed or        Floating or
                                           Predetermined       Adjustable
                                                Rate              Rate
                                         ------------------------------------

Commercial, financial and agricultural:
   Due after one year                                $5,249          $13,288
                                         ====================================




Nonaccrual, Past Due and Restructured Loans
====================================================================================================================================


The Bank's  nonperforming loans at December 31, 1996-1992 are presented below (in thousands).  Had nonaccrual and restructured loans been  current in  accordance  with their  original  terms,  gross  interest  income on these loans for 1996 would have  increased by

$150,443. The amount of interest income recognized on restructured loans was $77,172 for the year ended December 31, 1996. There are no commitments to extend  additional  funds to borrowers who currently have loans on nonaccrual  status,  90 days past due and still accruing, or that are troubled debt restructurings.

The following table shows the composition of nonaccrual, past due and restructured loans at December 31, 1996-1992:


                                                                       1996           1995        1994         1993        1992
                                                                ----------------------------------------------------------------

Loans accounted for on a nonaccrual basis                            $1,464           $733      $3,943       $5,484      $2,975

Loans past due 90 days and still accruing                                 -              -           -           57         376
                                                                ----------------------------------------------------------------

Total nonaccrual and past due loans                                  $1,464           $733      $3,943       $5,541      $3,351
                                                                ================================================================


Troubled debt restructurings (exclusive of $619,000, $303,000,
   $1,547,000, $1,938,000 and $1,032,000 of nonaccrual loans
   included above for the years ended December 31, 1996, 1995,
   1994, 1993, and 1992, respectively.)                                $694           $685        $332       $2,400      $2,836
                                                                ================================================================



Summary of Loan Loss Experience
====================================================================================================================================


The following table summarizes the activity in the allowance for loan losses on loans for the years ended December 31, 1996-1992 (in thousands.)  The  allowance is  maintained at a level  consistent  with  identified  loss  potential  and the perceived  risk in the portfolio.  Please see Notes 1 and 4 to the 1996 Annual  Report to  Shareholders  incorporated  herein by reference for a discussion regarding the  determination  of the allowance  for loan losses.  It is not  considered  meaningful or  practicable  to allocate the allowance for loan losses according to industry, type of loan or geographic area.


                                                           1996            1995               1994            1993             1992
                                              --------------------------------------------------------------------------------------

Loans charged off:
  Commercial, financial and agricultural                    $24          $1,114             $1,408          $2,517           $1,343

  Real estate-construction                                    -               -                  -               -                -

  Real estate-mortgage                                      451             481                918           1,253              414

  Installment and other loans to individuals                 29              17                 81             111              198
                                              --------------------------------------------------------------------------------------

                                                            504           1,612              2,407           3,881            1,955
                                              --------------------------------------------------------------------------------------

Recoveries on loans charged off:
  Commercial, financial and agricultural                    128             190                216             101              114

  Real estate-construction                                    -               -                  -               -                -

  Real estate-mortgage                                        7             138                118               2                -

  Installment and other loans to individuals                 17               9                 59              72               54
                                              --------------------------------------------------------------------------------------

                                                            152             337                393             175              168
                                              --------------------------------------------------------------------------------------


Net loans charged off                                       352           1,275              2,014           3,706            1,787
(Benefit) Provision charged to income                       675            (213)             1,789           3,847            3,587
Balance at beginning of year                              3,029           4,517              4,742           4,601            2,801
                                              --------------------------------------------------------------------------------------


Balance at end of year                                   $3,352          $3,029             $4,517          $4,742           $4,601
                                              ======================================================================================



Ratio of net charge-offs during the year to
average loans outstanding during the year                 0.24%           0.94%              1.47%           2.30%            1.06%
                                              ======================================================================================




Deposits
====================================================================================================================================


The following table summarizes  average daily deposits and average rates of the Bank for the years ended December 31, 1996, 1995 and

1994 (in thousands.)

                                                         1996                           1995                     1994
                                               Average         Average        Average      Average       Average       Average
                                               Balance           Rate         Balance        Rate        Balance         Rate
                                          --------------------------------------------------------------------------------------
      Demand:
        Noninterest bearing                     $30,705                       $29,877                      $29,388
                                          ==============                 ============                  ===========


        Interest-bearing                        $21,682         1.61%         $21,069       1.69%          $22,952       1.78%


      Interest-bearing deposits:
        Savings and money market accounts        57,619         2.51%          63,142       2.45%           73,751       2.34%
        Time deposits                            83,830         5.53%          73,691       5.42%           69,407       4.42%
                                          --------------                 ------------                  -----------

      Total interest-bearing deposits          $163,131         3.94%        $157,902       3.74%         $166,110       3.13%
                                          ======================================================================================



Certificates of Deposit
================================================================================


Time certificates of deposit in amounts of $100,000 or more at December 31, 1996 (in thousands) are scheduled to mature as follows:



      Three months or less                                               $3,787

      Over three through twelve months                                    3,773

      Over one year through five years                                    2,962

      Over five years                                                       214
                                                               -----------------

                        Total                                           $10,736
                                                               =================

Return on Equity and Assets
====================================================================================================================================


The table below presents selected ratios of the Bank for 1996, 1995, and 1994.

                                                                           1996             1995                1994
                                                             --------------------------------------------------------


  Return on Average Total Assets                                           1.08%            0.75%              -0.39%

  Return on Average Stockholders' Equity                                  16.29%           16.04%              -8.05%

  Dividend Payout Ratio                                                   20.29%            0.00%               0.00%

  Average Stockholders' Equity to Average Total Assets Ratio               6.62%            4.68%               4.79%



                                     ITEM 8
                                     ------
                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                  -------------------------------------------

The information required by this item is contained in the Bank's 1996 Annual Report on pages 15-37 under the captions "Consolidated Balance Sheets, December 31, 1996 and 1995", "Consolidated Statements of Operations for the Years Ended December 31, 1996, 1995 and 1994", "Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1996, 1995 and 1994", "Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994", "Notes to Consolidated Financial Statements", and the "Independent Auditors' Report" from Shatswell, MacLeod & Company, P.C., the Bank's independent auditors, all of which are incorporated herein by reference.


                                    PART III
                                    --------

                                     ITEM 9
                                     ------
                  DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK
                  --------------------------------------------

(a) The information required by this sub-item is found in the Bank's Proxy Statement dated April 1, 1997 on pages 2-3 under the caption "Election of Directors" which is incorporated herein by reference.

(b)     The principal officers of the Bank are:

  (1) J. Gilbert Soucie, (age 59), serves as President, Chief Executive Officer and is a Director. Mr. Soucie joined the Bank in April 1994. Prior to joining Glastonbury Bank & Trust, Mr. Soucie was a Senior Vice
  President/Senior Loan Officer with Mechanics Savings Bank of Hartford, Connecticut.

  (2) Charles Balocca, (age 51) serves as Senior Vice President and Senior Credit Officer. Mr. Balocca joined the Bank in October, 1994. Prior to joining Glastonbury Bank & Trust, Mr. Balocca was Senior Commercial Lending Officer with Great Country Bank of Ansonia, Connecticut.

  (3) Wayne F. Patenaude, CFA (age 36) serves as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Patenaude joined the Bank in May, 1991 and has served in these capacities since April of 1993 and previously served as Vice President and Manager of Financial Services. Mr. Patenaude is a Chartered Financial Analyst.

  (4) David B. Rowley, (age 49) serves as Senior Vice President of Administration. Mr. Rowley joined the Bank in December 1995 as Vice President and Credit Policy Officer. Prior to joining Glastonbury Bank & Trust, Mr. Rowley was Vice President and Senior Loan Workout Officer with Fleet Bank, N.A.

(c) The Bank employs no persons, such as special consultants, who are not Principal Officers but who make significant contributions to the business of the Bank.

(d) None of the Directors or Principal officers have any family relationships to the other, nor is any Director or Principal Officer a Director of any other corporation registered under Section 12 of the Securities Exchange Act of 1934, as amended. There are no material legal proceedings to be reported.


                                    ITEM 10
                                    -------
                    MANAGEMENT COMPENSATION AND TRANSACTIONS
                    ----------------------------------------

The information required by this item may be found in the Bank's Proxy Statement dated April 1, 1997 on pages 4-6 under the captions "Summary Officer Compensation", "Retirement Plan", "401(k) Plan", "Deferred Compensation Plans/Change of Control Agreements", and "Transactions with and Indebtedness of Management and Others", which are incorporated herein by reference.


                                    PART IV
                                    -------

                                    ITEM 11
                                    -------
        EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM F-3
        ----------------------------------------------------------------

(a)     Financial Statements

  (1) The following financial statements are contained on pages 15-37 in the Bank's 1996 Annual Report and are incorporated herein as Exhibit 3:

        1. Consolidated Balance Sheets as of December 31, 1996 and 1995.

        2. Consolidated Statements of Operations and Cash Flows for the years ended December 31, 1996, 1995, and 1994.

        3. Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994.

        4. Notes to Consolidated Financial Statements.

        5. Independent Auditors' Report.



  (2) The following Independent Auditors' Report and the supporting financial schedules appear in Exhibit I.

        1. Schedule II: Loans to Officers, Directors, Principal Security Holders, and any Associates of Foregoing Persons.

        2. Schedule IV: Bank Premises and Equipment.

        3. Schedule V: Investments in, Income From Dividends, and Equity in Earnings or Losses of Subsidiaries and Associated companies.

        4. Independent Auditors' Report.

  (2a) The following Schedules are incorporated herein by reference to the Bank's 1996 Annual Report:

       I.  Schedule I:  Securities
       The information for this Schedule appears in the Notes to the Consolidated Financial Statements, Note I under "Securities" and Note 3 "Securities".

       2. Schedule III: Loans and Lease Financing Receivables. The information for this Schedule appears in the Notes to the Consolidated Financial Statements', Note 1 under "Loans and Allowance for Loan Losses," and Note 4 "Loans".

       3. Schedule VI: Allowance for Possible Loan Losses. The information for this schedule appears in the Notes to the Consolidated Financial Statements, Note 1 under "Loans and Allowance for Loan Losses" and under Note 4 "Loans".

  (b)  The Bank did not file a Form F-3 in the last quarter of 1996.

  (c)  Exhibits:

       (1) Financial Schedules appear as Exhibit 1.

       (2) Articles of Incorporation and Bylaws: The Certificate of Authority, Certificate of Organization, Bylaws and Approval of the Commissioner appear as Exhibit 2.

       (3) The Bank's 1996 Annual Report appears as Exhibit 3.

       (4) Instruments defining the rights of security holders, including indentures: A specimen stock certificate was previously filed as Exhibit 2 to Form F-1 dated April 29, 1992, and is hereby incorporated by reference.

       (5)  Material Contracts:

            (i) (A-C), (ii) The Bank was not engaged in any contracts considered by management to be material as defined in this section, either related to personnel, fixed property, or otherwise.

       (6) Statement Re Computation of per share earnings (loss): A statement concerning the computation of per share loss is found in the Notes to Consolidated Financial Statements on page 22 under the caption "Earnings
       (Loss) per share."

       (7)  Statements Re Computation of ratios:  Not applicable.

       (8)  Letter Re Change in Accounting Principles:  Not applicable.

       (9)  Previously Unfilled Documents:  Not applicable.

       (10) The following are subsidiaries of the Bank: The subsidiaries of the Bank are attached hereto as Exhibit 4.

Pursuant to the requirements of section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ J. Gilbert Soucie
-------------------------------
J. Gilbert Soucie, President and Chief Executive Officer
Dated:  March 27, 1997
      -----------------

/s/ Wayne F. Patenaude
--------------------------
Wayne F. Patenaude, Senior Vice President & Treasurer
Dated:  March 27, 1997
      -----------------

Pursuant to the requirements of section 13 of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures                      Date            Title

/s/ Alden A. Ives          March 27, 1997  Chairman,
-------------------------  --------------  Director
Alden A. Ives

/s/ J. Gilbert Soucie      March 27, 1997  President, Chief
-------------------------  --------------  Executive Officer, Director
J. Gilbert Soucie

/s/ Loren J. Andreo        March 27, 1997  Director
-------------------------  --------------
Loren J. Andreo

/s/ Ronald E. Bourbeau     March 27, 1997  Director
-------------------------  --------------
Ronald E. Bourbeau

/s/ Camille S. Bushnell    March 27, 1997  Director
-------------------------  --------------
Camille S. Bushnell

/s/ John J. Carson         March 27, 1997  Director
-------------------------  --------------
John J. Carson

/s/ Harvey A. Katz         March 27, 1997  Director
-------------------------  --------------
Harvey A. Katz

                                           Director
-------------------------  --------------
Grace C. Nome

/s/ Mark A. Sheptoff       March 27, 1997  Director
-------------------------  --------------
Mark A. Sheptoff

/s/ James Uccello          March 27, 1997  Director
-------------------------  --------------
James Uccello

                                   EXHIBIT 4

                            PARENTS AND SUBSIDIARIES

                      The Glastonbury Bank & Trust Company
                                    (Parent)

                               GBT Insurance Group, Inc.
                                     (100% owned)

GBT Insurance Group, Inc. is an insurance agency subsidiary organized under Connecticut law and is consolidated for financial reporting purposes.